Exhibit 23.3

[Letterhead of Hein & Associates LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of SandRidge Mississippian Trust I and SandRidge Energy, Inc. (“SandRidge”), to be filed on or about October 23, 2012 (the “Registration Statement”), of (i) our report dated March 29, 2012, relating to the consolidated financial statements of Dynamic Offshore Resources, LLC (“Dynamic”), and our report dated November 8, 2011, relating to the statements of revenues and direct operating expenses of certain oil and natural gas interests acquired by Dynamic from Exxon Mobil Corporation in August 2011, which appear in SandRidge’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on April 9, 2012, and (ii) our report dated August 10, 2012, relating to the statements of revenues and direct operating expenses of certain oil and natural gas interests in the Gulf of Mexico acquired by SandRidge from Hunt Oil Company and certain of its affiliates in June 2012, which appears in SandRidge’s Current Report on Form 8-K filed with the SEC on August 31, 2012.  We also consent to all references to the name of Hein & Associates LLP under the heading “Experts” in such Registration Statement.

/s/ Hein & Associates LLP
Hein & Associates LLP

Houston, Texas

October 23, 2012